Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
SECOND QUARTER 2011 RESULTS

Market Demand and Company Strategies Drive Accelerated Growth
Board of Directors Declares Third Quarter Dividend

LINCOLN, Nebraska (August 2, 2011) — National Research Corporation (NASDAQ:NRCI) today announced results for the second quarter 2011.

•	Quarterly Net New Sales of $5.0 million up 33%
•	Quarterly revenue up 30% to $18.3 million
•	Quarterly net income up 40% to $2.3 million
•	Quarterly diluted earnings per share of $0.34 up 36%

Commenting on the second quarter results, Michael D. Hays, chief executive officer of National Research Corporation, said, “We continue to benefit from changes imposed under health reform which shifts the business model of healthcare from volume to value driving increased demand for our entire cross-continuum product portfolio.  Subscription upgrades, winning new clients and cross-selling products among our installed base, are all contributing to our robust growth.”

Revenue for the quarter ended June 30, 2011, was $18.3 million, compared to $14.1 million for the same quarter in 2010.  Net income for the quarter ended June 30, 2011, was $2.3 million, or $0.35 per basic and $0.34 per diluted share, compared to $1.7 million for the second quarter 2010, or $0.25 per basic and diluted share.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.22 (twenty-two cents) per share payable September 30, 2011, to shareholders of record as of the close of business on September 2, 2011.

In closing, Pat Beans, chief financial officer of National Research Corporation, said, “Leverage, driven by scale and higher proportions of subscription-based revenue, has clearly benefited the Company as evidenced by our net income growth of 40% on revenue gains of 30%.”

NRCI Announces Second Quarter 2011 Results

August 2, 2011

A listen-only simulcast of National Research Corporation’s 2011 second quarter conference call will be available online at www.earnings.com on August 3, 2011, beginning at 11:00 a.m. Eastern time.  The online replay will follow approximately one hour later and continue for 30 days.

National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

NRCI Announces Second Quarter 2011 Results

August 2, 2011

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue	$18,316	$14,139	$38,107	$31,509
Operating expenses:
Direct expenses	7,260	5,877	14,018	12,333
Selling, general and administrative	5,990	4,545	12,080	9,014
Depreciation and amortization	1,235	1,059	2,478	2,157
Total operating expenses	14,485	11,481	28,576	23,504
Operating income	3,831	2,658	9,531	8,005
Other income (expense), net:
Interest income	3	2	5	3
Interest expense	(156)	(93)	(326)	(191)
Other, net	9	49	(19)	6
Total other income (expense), net	(144)	(42)	(340)	(182)
Income before income taxes	3,687	2,616	9,191	7,823
Provision for income taxes	1,358	956	3,406	3,034
Net income	$2,329	$1,660	$5,785	$4,789
Net income per share, basic	$0.35	$0.25	$0.87	$0.72
Net income per share, diluted	$0.34	$0.25	$0.85	$0.71
Weighted average shares outstanding:
Basic	6,665	6,634	6,659	6,637
Diluted	6,855	6,732	6,832	6,724

NRCI Announces Second Quarter 2011 Results

August 2, 2011

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

ASSETS	Jun. 30, 2011	Dec. 31, 2010
Current Assets:
Cash and cash equivalents	$4,464	$3,519
Accounts receivable, net	11,587	9,172
Income taxes recoverable	800	1,277
Other current assets	3,994	3,373
Total current assets	20,845	17,341
Net property and equipment	13,804	14,482
Other, net	65,649	63,947
Total Assets	$100,298	$95,770
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$2,387	$3,872
Deferred revenue	17,960	17,701
Accrued compensation	3,540	2,750
Notes payable and short-term borrowing	3,260	1,827
Total current liabilities	27,147	26,150
Non-current liabilities	20,607	21,036
Total Liabilities	47,754	47,186
Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; issued 8,108,932 in 2011 and 8,044,855 in 2010; outstanding 6,728,354 in 2011 and 6,668,574 in 2010	8	8
Additional paid-in capital	30,059	28,970
Retained earnings	44,172	41,343
Accumulated other comprehensive income	1,294	1,108
Treasury stock	(22,989)	(22,845
Total shareholders’ equity	52,544	48,584
Total liabilities and shareholders’ equity	$100,298	$95,770

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